Exhibit 10.2

EXECUTION VERSION

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been redacted.

FIRST TIER RECEIVABLES PURCHASE AND SALE AGREEMENT

dated as of December 17, 2020

between

EXELA TECHNOLOGIES, INC.,

as Initial Servicer,

and the

ORIGINATORS FROM TIME TO TIME PARTY HERETO,

as Originators

and

EXELA RECEIVABLES 3 HOLDCO, LLC

as Buyer

-i-

-ii-

(continued)

Page

ANNEX 1	UCC Details Schedule
ANNEX 2	Notice Information
EXHIBIT 9	Form of Joinder Agreement

-iii-

FIRST TIER RECEIVABLES PURCHASE AND SALE AGREEMENT

THIS FIRST TIER RECEIVABLES PURCHASE AND SALE AGREEMENT dated as of December 17, 2020 (this “Agreement”) is among EXELA TECHNOLOGIES, INC., a Delaware corporation (“Exela”), as initial servicer (in such capacity, the “Initial Servicer”), THE PERSONS IDENTIFIED ON THE SIGNATURE PAGES HERETO AS ORIGINATORS (the “Originators” and each, an “Originator” unless such Person is no longer an affiliate of Exela as set forth in this Agreement), and EXELA RECEIVABLES 3 HOLDCO, LLC, a Delaware limited liability company (the “Buyer”).

BACKGROUND

1.            The Buyer is a special purpose limited liability company, all of the issued and outstanding membership interests of which are owned by the Originators.

2.            Each Originator generates Receivables in the ordinary course of its businesses.

3.            Each Originator, in order to finance its business, wishes to Convey the Receivables and the Related Assets to the Buyer, and the Buyer is willing to purchase or accept such Receivables and the Related Assets from such Originator, on the terms and subject to the conditions set forth herein.

4.            Each Originator and the Buyer intend each such Conveyance to be a “true sale” or a “true contribution” or an “absolute assignment” of Receivables and the Related Assets by such Originator to the Buyer, providing the Buyer with the full benefits of ownership of the Receivables and Related Assets, and no Originator nor the Buyer intend the transactions hereunder to be characterized as a loan from the Buyer to the Originators.

5.            The Buyer intends to Convey the Receivables and the Related Assets to the Borrower pursuant to the Second Tier Purchase and Sale Agreement.

6.            The Borrower intends to pledge the Receivables and the Related Rights to the Administrative Agent pursuant to the Loan and Security Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS AND RELATED MATTERS

SECTION 1.01.     Defined Terms. In this Agreement, unless otherwise specified: (a) capitalized terms are used as defined in (or by reference in) the Loan and Security Agreement dated December 10, 2020 (as amended, restated, modified or otherwise supplemented from time to time, the “Loan and Security Agreement”) among Exela Receivables 3, LLC, as Borrower (“Borrower”), Initial Servicer, the Persons from time to time party thereto as Lenders and Alter Domus (US) LLC, as Administrative Agent and (b) as used in this Agreement, unless the context otherwise requires, the following capitalized terms have the meanings indicated below:

“Convey” means to sell, transfer, assign, contribute or otherwise convey assets; and “Conveyed” and “Conveyance” have correlative meanings.

“Fair Market Value Discount” means, as of any date of determination, the quotient (expressed as percentage) of (a) one, divided by (b) the sum of (i) one, plus (ii) the product of (A) the Prime Rate on such day, times (B) a fraction, the numerator of which is the Days’ Sales Outstanding (as of the last day of the prior Settlement Period) and the denominator of which is 365 or 366, as applicable. The Fair Market Value Discount may be adjusted from time to time by mutual agreement of the Buyer and the Originators to account for such factors as are customarily reflected in an arm’s-length purchase and sale of comparable receivables on terms that are no less favorable to the Buyer than would be the case if the Originators were not Affiliates of the Buyer; provided that any change to the Fair Market Value Discount shall be reasonably acceptable to the Required Lenders, shall take effect as of the first day of a calendar month, shall apply only prospectively and shall not affect the Purchase Price payment in respect of Receivables which came into existence during any calendar month ending prior to the calendar month during which the Originators and Buyer agree to make such change.

“Joinder Agreement” has the meaning given in Section 9.01.

“Purchase and Sale Termination Date” means, with respect to any Originator, the date that Receivables and Related Assets cease being Conveyed to the Buyer under this Agreement pursuant to Article VI of this Agreement.

“Purchase and Sale Termination Event” means the occurrence of any of the following events or occurrences:

(a)          any Originator shall fail to make when due any payment or deposit to be made by it under this Agreement or any other Transaction Documents to which it is a party and such failure shall remain uncured for two (2) Business Days;

(b)          any representation or warranty of any Originator set forth in any Transaction Document shall prove to have been false or incorrect when made or deemed to be made by such Originator and such breach shall remain uncured (to the extent such breach may be cured) for a period of five (5) Business Days after the earlier to occur of (x) written notice to such Originator by the Administrative Agent and (y) actual knowledge of such Originator; provided, that no breach of a representation or warranty set forth in Section 4.02(a), (c) or (k) shall constitute a Purchase and Sale Termination Event pursuant to this clause (b) if the applicable Receivables and Related Assets are reconveyed and the reconveyance price paid as required pursuant to Section 3.04; provided, further, that such circumstance shall not constitute a Purchase and Sale Termination Event if such representation or warranty is part of an Information Package or Interim Report, and is corrected promptly (but not later than two (2) Business Days) after any Originator has knowledge or receives notice thereof;

(c)          any Originator shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any other Transaction Document to which it is a party on its part to be performed or observed and such failure shall continue uncured (to the extent such failure may be cured) for ten (10) Business Days after the earlier of (i) such Originator having actual knowledge thereof or (ii) written notice to such Originator by the Administrative Agent; or

(d)          an Event of Bankruptcy shall have occurred with respect to any Originator.

“Receivable” means any account receivable or other right to payment from an Obligor, whether constituting an account, chattel paper, payment intangible, instrument or a general intangible, in each case, including the right to payment of any interest, finance charges, fees and other payment obligations of such Person with respect thereto.

“Related Assets” means (a) all rights to, but not any obligations under, all Related Security with respect to the Receivables, (b) all Records (but excluding any obligations or liabilities under the Contracts), (c) all Collections in respect of, and other proceeds of, the Receivables or any other Related Security, (d) all rights, claims, causes of actions and remedies of any Originator under any Transaction Documents and any other rights or assets pledged or otherwise Conveyed to Buyer hereunder and (e) all products and proceeds of any of the foregoing. For the avoidance of doubt, the “Related Assets” shall include any and all rights of an Originator (but none of the obligations of such Originator) under each Contract pursuant to which a Receivable arises and all of such rights shall be Conveyed to Buyer hereunder and upon such Conveyance the Originator shall have no continuing right, title or interest in such Contract.

SECTION 1.02.     Other Interpretive Matters. The interpretation of this Agreement, unless otherwise specified, is subject to Section 1.02 of the Loan and Security Agreement, and Section 1.04 of the Loan and Security Agreement is hereby incorporated herein by reference and shall apply as if set forth herein mutatis mutandis.

ARTICLE II

AGREEMENT TO PURCHASE, SELL AND CONTRIBUTE

SECTION 2.01.     Purchase, Sale and Contribution. Upon the terms and subject to the conditions set forth in this Agreement, each Originator hereby absolutely and irrevocably Conveys to Buyer, and Buyer hereby purchases or acquires from each Originator, as applicable, all of such Originator’s right, title and interest in, to and under the Receivables and the Related Assets, in each case whether now existing or hereafter arising, acquired, or originated.

SECTION 2.02.     Timing of Purchases, Sales and Contributions.

(a)          All of the Receivables and the Related Assets existing at the opening of each Originator’s business on the Funding Date are hereby absolutely and irrevocably Conveyed to Buyer on such date in accordance with the terms hereof.

(b)          On and after the Funding Date until the Purchase and Sale Termination Date, upon the creation or acquisition of any Receivable by an Originator, such Originator shall immediately and automatically (without further action by any Person) be deemed to have absolutely and irrevocably Conveyed all of such Originator’s right, title and interest in, to and under such Receivable and the Related Assets with respect to such Receivable, whether existing at such time or arising, acquired or originated thereafter.

SECTION 2.03.     Payment of Purchase Price.

(a)          The purchase price (“Purchase Price”) to be paid to each Originator for the Receivables and the Related Assets at the time of purchase or acquisition of such Receivables and Related Assets shall equal the product of (i) the Unpaid Balance of each Receivable then being Conveyed, times the Fair Market Value Discount at such time.

(b)          On the Funding Date (or the date such Originator executes and delivers a Joinder Agreement, if applicable), each Originator shall contribute Receivables to Buyer as a capital contribution in the amount set forth in a written notice on the date thereof from such Originator to Buyer and Administrative Agent.

(c)          Buyer shall pay the related Originator the Purchase Price with respect to each sold Receivable and the Related Assets, created or acquired by such Originator on the date of purchase thereof as set forth above by transfer of funds in cash; provided, to the extent that the Buyer does not have funds available to pay such Purchase Price due on any day in cash, each Originator, as an equity owner of the Buyer, shall contribute (and shall be deemed to have contributed without further action or notice by any Person) to the capital of the Buyer Receivables allocable to such insufficiency in return for an increase in the value of such Originator’s ownership interest in the Buyer.

SECTION 2.04.     [Reserved].

SECTION 2.05.     No Recourse or Assumption of Obligations. Except as specifically provided in this Agreement, the Conveyance of Receivables and Related Assets under this Agreement shall be without recourse to any Originator. Each Originator and Buyer intend the transactions hereunder to constitute absolute and irrevocable true sales or true contributions or absolute assignments of Receivables and the Related Assets by each Originator to Buyer, providing Buyer with the full risks and benefits of ownership of the Receivables and Related Assets (such that the Receivables and the Related Assets would not be property of any Originator’s estate in the event of such Originator’s bankruptcy).

None of Buyer, Administrative Agent, the Lenders or the other Affected Persons shall have any obligation or liability under any Receivables or Related Assets, nor shall Buyer, Borrower, Administrative Agent, any Lender or the other Affected Persons have any obligation or liability to any Obligor or other customer or client of any Originator (including any obligation to perform any of the obligations of any Originator under any Receivables or Related Assets) or to Servicer.

ARTICLE III

ADMINISTRATION AND COLLECTION

SECTION 3.01.     Exela to Act as Servicer; Contracts. Pursuant to the Loan and Security Agreement, the Initial Servicer has been appointed (subject to any rights of the Administrative Agent to terminate Initial Servicer and appoint a Successor Servicer) to service the Receivables and the Related Assets for the benefit of Buyer and for the benefit of Administrative Agent and Borrower (as Buyer’s assignees) pursuant to Article IX of the Loan and Security Agreement.

(a)          Each Originator shall cooperate with Buyer, Borrower and Servicer (and if applicable, the Backup Servicer) in collecting amounts due from Obligors in respect of the Receivables.

(b)          Buyer and each Originator hereby grant to Servicer (and if applicable, the Backup Servicer) an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take or cause to be taken in the name of Buyer or such Originator, as the case may be, any and all steps which are necessary or advisable to endorse, negotiate, enforce, or otherwise realize on any checks, instruments or other proceeds of the Receivables or other right of any kind held or transmitted by Buyer or such Originator or transmitted or received by Buyer (whether or not from such Originator) or such Originator in connection with any Receivable and any Related Assets (including under the related Records).

(c)          Each Originator hereby grants to Buyer and to Administrative Agent, as assignee of Buyer, an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take or cause to be taken in the name of Buyer or such Originator, as the case may be, any and all steps which are necessary or advisable to endorse, negotiate, enforce, or otherwise realize on any checks, instruments or other proceeds of the Receivables or other right of any kind held or transmitted by Buyer or such Originator or transmitted or received by Buyer (whether or not from such Originator) or such Originator in connection with any Receivable and any Related Assets (including under the related Records). Notwithstanding the foregoing, the Administrative Agent shall not exercise such power of attorney unless an Initial Servicer Replacement Event has occurred and is continuing.

(d)          Each Originator shall perform all of its obligations under the Records to the same extent as if the Receivables had not been Conveyed hereunder and the exercise by each of Buyer, Borrower, Servicer, Administrative Agent or any of their respective designees of its rights hereunder or under the Loan and Security Agreement shall not relieve such Originator from such obligations.

(e)          Each Originator hereby covenants and agrees that it shall provide the Servicer and Backup Servicer with all necessary servicing files and records relating to the Contracts, Receivables and Related Security and it shall provide to the Backup Servicer reasonable access to and use by the Backup Servicer of all licenses, software, hardware, equipment, telephone, personnel, servicing systems, employees, facilities or other accommodations necessary or desirable to perform the backup servicing functions as set forth in the Backup Servicing Agreement.

SECTION 3.02.     Deemed Collections.          (a) If on any day the Unpaid Balance of any Receivable originated by any Originator is: (A) reduced or adjusted as a result of any defective, rejected, returned, repossessed or foreclosed goods or services, or any revision, cancellation, allowance, rebate, credit memo, discount or other adjustment made by any Originator or any Affiliate of any Originator, or any setoff, counterclaim or dispute between any Originator or any Affiliate of any Originator, and an Obligor, (B) less than the amount included in calculating the Net Pool Balance for purposes of any Information Package or Interim Report (for any reason other than such Receivable becoming a Defaulted Receivable or due to the application of Collections received with respect to such Receivable), or (C) extended, amended or otherwise modified or waived or any payment term or condition of any related Contract is amended, modified or waived (except as expressly permitted under Section 9.02(a) of the Loan and Security Agreement), then, on such day, such Originator shall be deemed to have received a Collection of such Receivable, in the amount of such reduction or cancellation or the difference between the actual Unpaid Balance (as determined immediately prior to the applicable event) and the amount included in respect of such Receivable in calculating such Net Pool Balance or, in the case of clause (C) above, in the amount that such extension, amendment, modification or waiver affects the Unpaid Balance of such related Receivable in the sole determination of the Required Lenders.

Collections deemed received by any Originator under this Section 3.02(a) are herein referred to as “Deemed Collections”.

(b)          Any Deemed Collections shall be applied as a credit for the account of the Buyer against the Purchase Price of Receivables subsequently purchased by the Buyer from such Originator hereunder; provided, however if there have been no purchases of Receivables from such Originator (or insufficiently large purchases of Receivables prior to the Monthly Settlement Date immediately following any such reduction in the Purchase Price of any Receivable) to create a Purchase Price sufficient to so apply such credit against, the amount of such credit, shall be transferred to a Continuing Collection Account in immediately available funds in the amount of such Deemed Collections on such Monthly Settlement Date subject to the following proviso; provided, further, that at any time on or after the Purchase and Sale Termination Date, any Deemed Collection shall be transferred to a Continuing Collection Account in immediately available funds in the amount of such Deemed Collections immediately (and in no event more than one Business Day) following the event giving rise to such Deemed Collections.

SECTION 3.03.     Actions Evidencing Purchases. On or prior to the Funding Date, each Originator (or Servicer, on behalf of such Originator) shall mark its records evidencing Receivables and Contracts in a form reasonably acceptable to the Administrative Agent, evidencing that the Receivables originated by such Originator have been transferred in accordance with this Agreement, and none of the Originators or Initial Servicer shall change or remove such mark without the consent of the Administrative Agent, as its assignee. In addition, each Originator agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action that Buyer, the Borrower or the Administrative Agent, as its assignee, may reasonably request in order to perfect, protect or more fully evidence the purchases and Conveyances hereunder, or to enable Buyer, the Borrower or the Administrative Agent, as its assignee, to exercise or enforce any of their respective rights with respect to the Receivables and the Related Assets. Without limiting the generality of the foregoing, each Originator will upon the request of Buyer or the Administrative Agent: (i) authorize and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate to perfect the interests of Buyer, Borrower and the Administrative Agent, as its assignee, in the Receivables originated by such Originator and the Related Assets; and (ii) mark conspicuously each Contract evidencing each Receivable originated by such Originator with a legend, reasonably acceptable to the Administrative Agent evidencing that the related Receivables have been Conveyed in accordance with this Agreement.

(a)          Each Originator hereby authorizes Administrative Agent (i) to file one or more financing or continuation statements, and amendments thereto and assignments thereof, naming such Originator as debtor relative to all or any of the Receivables originated by such Originator and the Related Assets now existing or hereafter arising and (ii) to the extent permitted by the Loan and Security Agreement, to notify Obligors of the assignment of the Receivables originated by such Originator and the Related Assets.

(b)          Without limiting the generality of Section 3.03(a), each Originator hereby authorizes Administrative Agent to file, and shall deliver and file or cause to be filed appropriate continuation statements, not earlier than six months and not later than three months prior to the fifth anniversary of the date of filing of the financing statements filed in connection with the Funding Date or any other financing statement filed pursuant to this Agreement, if the Final Payout Date shall not have occurred.

SECTION 3.04.     Reconveyance Under Certain Circumstances. Each Originator agrees to accept the reconveyance from the Buyer of all the Receivables and the Related Assets if the Buyer notifies any Originator of a breach of any representation or warranty set forth in Section 4.02(a), (c), (k) or (r) or a material breach of any other representation or warranty made or deemed made by such Originator pursuant to Article IV with respect to any of the Receivables or the Related Assets, then and such Originator shall fail to cure such breach within fifteen (15) days (or, in the case of the representations and warranties in Section 4.02(a), three (3) days) of such notice), then each Originator agrees to accept the reconveyance from the Buyer of all such Receivables and such Related Assets. The reconveyance price shall be paid by the applicable Originator to the Buyer in immediately available funds on such 15th day (or 3rd day, if applicable) in an amount equal to the aggregate Unpaid Balance of all such reconvened Receivables at such time.

SECTION 3.05.     Application of Collections. Any payment by an Obligor in respect of any indebtedness owed by it shall be applied as specified in writing or otherwise by such Obligor or as required by Applicable Law or by the underlying Contract. If the manner of application of any such payment is not specified by the related Obligor and is not required by Applicable Law or by the underlying Contract, such payment shall, unless Administrative Agent (at the direction of the Required Lenders) instructs otherwise, be applied: first, as a Collection of any Receivable or Receivables then outstanding of such Obligor, with such Receivables being paid in the order of the oldest first, and, second, to any other indebtedness of such Obligor.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01.     Mutual Representations and Warranties. Each Originator represents and warrants to Buyer, Administrative Agent and each Secured Party, and Buyer represents and warrants to each Originator, Administrative Agent and each Secured Party as of the date hereof and as of each date on which a purchase and sale or contribution, as applicable, is made hereunder, as follows:

(a)          Organization and Good Standing. It has been duly organized and is validly existing as a corporation or limited liability company, as applicable, in good standing under the laws of its jurisdiction of organization, with power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted, except to the extent that the failure to have such power and authority could not reasonably be expected to have a Material Adverse Effect.

(b)          Due Qualification. It is duly qualified to do business as a foreign organization in good standing and has obtained all necessary qualifications, licenses and approvals, in all jurisdictions in which the ownership or lease of its property or the conduct of its business requires such qualifications, licenses or approvals, except where the failure to be in good standing or to hold any such qualifications, licenses and approvals could not reasonably be expected to have a Material Adverse Effect.

(c)          Power and Authority; Due Authorization. It (i) has all necessary power, authority and legal right to (A) execute and deliver this Agreement and the other Transaction Documents (and Joinder Agreement, if applicable) to which it is a party, (B) carry out the terms of and perform its obligations under the Transaction Documents to which it is a party, (C) with respect to the Originators, Convey the Receivables and the Related Assets to Buyer on the terms and conditions herein provided and (D) with respect to Buyer, purchase, acquire and own the Receivables and the Related Assets on the terms and conditions herein provided and (ii) has duly authorized by all necessary corporate or limited liability company action, as applicable, the execution, delivery and performance of this Agreement and the other Transaction Documents (and Joinder Agreement, if applicable) to which it is a party in any capacity.

(d)          Binding Obligations. This Agreement constitutes, and each other Transaction Document (and Joinder Agreement, if applicable) to be signed by it when duly executed and delivered by it will constitute, a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or other similar Applicable Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e)          No Violation. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents and the fulfillment of the terms hereof and thereof by it will not, (i) conflict with, result in any breach or (without notice or lapse of time or both) a default under, (A) its articles of incorporation, by-laws, certificate of formation or limited liability company agreement, as applicable, or (B) any Debt, (ii) result in the creation or imposition of any Adverse Claim upon any of its property or any of its Subsidiaries property, other than any Adverse Claim created in connection with this Agreement and the other Transaction Documents, (iii) conflict with, result in any breach or (without notice or lapse of time or both) a default under any other agreement or instrument to which it is a party or by which it or any of its properties is bound, (iv) result in the creation or imposition of any Adverse Claim upon any of its properties pursuant to the terms of any such other agreement or instrument to which it is a party or by which it or any of its properties is bound, other than any Adverse Claim created in connection with this Agreement and the other Transaction Documents or (v) violate any Applicable Law applicable to it or any of its properties.

(f)           Bulk Sales Act. No transaction contemplated hereby requires compliance by it with any bulk sales act or similar Applicable Law.

(g)          No Proceedings. There are no actions, suits, proceedings, claims, disputes, or investigations pending, or to its knowledge threatened, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document (or Joinder Agreement, if applicable) to which it is a party, (ii) seeking to prevent the Conveyance of any Receivables and Related Assets or the consummation of the purposes of this Agreement or of any of the other Transaction Documents (or Joinder Agreement, if applicable) to which it is a party, or (iii) seeking any determination or ruling that has had or could reasonably be expected to have a Material Adverse Effect.

(h)          Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by it of this Agreement or any other Transaction Document (or Joinder Agreement, if applicable) to which it is a party, except for the filing of the UCC financing statements referred to in Article VI of the Loan and Security Agreement, all of which, at the time required in Article VI of the Loan and Security Agreement, shall have been duly filed and shall be in full force and effect.

(i)            Litigation. No injunction, decree or other decision has been issued or made by any Governmental Authority against it or any material portion of its properties that prevents, and, to its knowledge, no threat by any Person has been made to attempt to obtain any such decision against it or its properties, and there are no actions, suits, litigation or proceedings pending or threatened against it or its properties in or before any Governmental Authority that has had or could reasonably be expected to have a Material Adverse Effect or would prevent it from conducting its business operations relating to the Receivables or the performance of its duties and obligations hereunder or under the other Transaction Documents.

(j)            Ordinary Course of Business. Each remittance of Collections on the Receivables transferred by such Originator to Buyer under this Agreement or pursuant to the other Transaction Documents will have been (i) in payment of a debt incurred by such Originator in the ordinary course of business or financial affairs of such Originator and the Buyer and (ii) made in the ordinary course of business or financial affairs of such Originator and the Buyer.

SECTION 4.02.     Additional Representations and Warranties of Each Originator. Each Originator represents and warrants to Buyer, Administrative Agent and each Secured Party as of the date hereof and as of each date on which a purchase and sale or contribution, as applicable, is made hereunder, as follows:

(a)          Valid Sale. This Agreement constitutes an absolute and irrevocable valid sale, transfer and assignment or contribution, as applicable, of the Receivables originated by such Originator and the Related Assets to Buyer free and clear of any Adverse Claim.

(b)          Use of Proceeds. The use of all funds obtained by such Originator under this Agreement will not conflict with or contravene any of Regulations T, U and X promulgated by the Federal Reserve Board.

(c)          Quality of Title; Fair Consideration. Prior to its Conveyance to Buyer hereunder, each Receivable originated by such Originator, together with the Related Assets, is owned by it free and clear of any Adverse Claim; when Buyer purchases or acquires by Conveyance such Receivable and Related Assets and all Collections and proceeds if any of the foregoing, Buyer shall have acquired legal and equitable title to such Receivable, for fair consideration and reasonably equivalent value, free and clear of any Adverse Claim; and no financing statement or other instrument similar in effect covering any Receivable, any interest therein, and the Related Assets is on file in any recording office, except such as may be filed (i) in favor of Buyer or Borrower in accordance with any Purchase and Sale Agreement (and assigned to Administrative Agent) and (ii) in favor of Administrative Agent in accordance with the Loan and Security Agreement or any Transaction Document.

(d)          Accurate Reports. No Information Package, Interim Report or any other written information, exhibit, financial statement, document, book, record or report furnished or to be furnished by or on behalf of such Originator or any of its Affiliates to Buyer, the Borrower, Administrative Agent or any other Secured Party in connection with this Agreement or any other Transaction Document, whether before or after the date of this Agreement: (i) was or will be untrue or inaccurate in any material respect as of the date it was or will be dated or as of the date so furnished; or (ii) contained or will contain when furnished any material misstatement of fact or omitted or will omit to state a material fact or any fact necessary to make the statements contained therein not misleading; provided, that, with respect to projected financial information and information of a general economic or industry specific nature, each Originator represents only that such information has been prepared in good faith based on assumptions believed by such Originator to be reasonable at the time such information was delivered and such information is not to be viewed as fact, is subject to significant uncertainties and contingencies beyond the control of such Originator, no assurance can be given that any particular projection or other information will be realized and actual results during the period or periods covered by such information may differ from such projections and that the differences may be material.

(e)          UCC Details. (i) Such Originator’s true legal name as registered in the sole jurisdiction in which it is organized, the jurisdiction of such organization, its organizational identification number, if any, as designated by the jurisdiction of its organization, its federal employer identification number, if any, and (ii) the location of its chief executive office and principal place of business are specified in Annex 1 and the offices where such Originator keeps all its Records are located at the addresses specified in Annex 1 (or at such other locations, notified to Administrative Agent and Buyer in accordance with Section 7.01(l) or 8.01(f) of the Loan and Security Agreement), in jurisdictions where all actions required under Section 9.06 of the Loan and Security Agreement has been taken and completed. Except as described in Annex 1, such Originator has no, and has never had any, trade names, fictitious names, assumed names or “doing business as” names and such Originator has never changed the location of its chief executive office or its true legal name, identity or corporate structure. Each Originator is organized only in a single jurisdiction.

(f)           Collection Accounts. The account numbers of the Collection Accounts and related Collection Account Banks are specified in Schedule II to the Loan and Security Agreement.

(g)          Tax Status. Such Originator (i) has timely filed all material tax returns required to be filed by it and (ii) has paid or caused to be paid all material taxes, assessments and other governmental charges, other than taxes, assessments and other governmental charges being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP.

(h)          Servicing Programs. No license or approval is required for Servicer or Buyer’s use of any software or other computer program used by such Originator in the servicing of the Receivables, other than those which have been obtained and are in full force and effect.

(i)           Credit and Collection Policies. Such Originator has complied with its Credit and Collection Policies, and such policies have not changed since the Funding Date, except in accordance with Section 5.03(f).

(j)           Compliance with Applicable Law. Such Originator has complied in all material respects with all Applicable Law (but not including Sanction or Ant-Corruption Laws, which are discussed in clause (u) below).

(k)          Eligible Receivables. Each Receivable of such Originator was an Eligible Receivable or an Additional Eligible Receivable, as applicable, on the date of any sale or contribution hereunder, unless otherwise specified in the first Information Package or Interim Report that includes such Receivable.

(l)           Adverse Change. Since December 31, 2019, no event or occurrence exists that has caused, or could reasonably be expected to cause, a Material Adverse Effect.

(m)          Financial Information. All financial statements of the Parent and its consolidated Subsidiaries delivered in connection with this Agreement or any other Transaction Document were prepared in accordance with GAAP in effect on the date such statements were prepared and fairly present in all material respects the consolidated financial position of the Parent and its consolidated Subsidiaries and their results of operations as of the date and for the period presented or provided (other than in the case of annual financial statements, subject to the absence of footnotes and year-end audit adjustments). Since December 31, 2019, there has been no change in the business, property, operations or financial condition of the Parent and its Subsidiaries, taken as a whole, that could reasonably be expected to have a Material Adverse Effect.

(n)          Investment Company Act. Such Originator is not (i) required to register as an “Investment Company” or (ii) “controlled” by an “Investment Company”, under (and as to each such term, as defined in) the Investment Company Act.

(o)          ERISA. Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Exela Party and its respective ERISA Affiliates (i) have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Pension Plan; (ii) are in compliance in all material respects with the applicable provisions of ERISA and the Code with respect to each Pension Plan and Multiemployer Plan; (iii) have not incurred any liability to the PBGC or to any Pension Plan or Multiemployer Plan under Title IV of ERISA, other than a liability to the PBGC for premiums under Section 4007 of ERISA already paid or not yet due; (iv) have not incurred any liability to the PBGC or to any Pension Plan under Title IV of ERISA with respect to a plan termination under Section 4041 of ERISA; and (v) have not incurred any Withdrawal Liability to a Multiemployer Plan. No steps have been taken by any Person to terminate any Pension Plan the assets of which are not sufficient to satisfy all of its benefit liabilities under Title IV of ERISA.

(p)          [Reserved].

(q)          No Default. No event has occurred and is continuing and no condition exists, or would result from the Conveyance of the Receivables originated by such Originator, that constitutes an Initial Servicer Replacement Event, Amortization Event, Event of Default or Unmatured Event of Default.

(r)           No Fraudulent Conveyance; No Avoidance. No Conveyance hereunder constitutes a fraudulent transfer or conveyance under any United States federal or applicable state bankruptcy or insolvency laws and the rules regulations thereunder or is otherwise void or voidable under such or similar laws or principles or for any other reason. Each such Conveyance referred to in the preceding sentence shall not have been made for or on account of an antecedent debt owed by it to the Buyer and, accordingly, no such transfer is or may be voidable or subject to avoidance under the any United States federal or applicable state bankruptcy or insolvency laws and the rules regulations thereunder.

(s)          Solvent. Such Originator is Solvent.

(t)           Reliance on Separate Legal Identity. Such Originator hereby acknowledges that the Secured Parties, the Lenders and the Administrative Agent are entering into the transactions contemplated by this Agreement and the other Transaction Documents in reliance upon such Originator’s identity as a legal entity separate from any Bankruptcy Remote Entity.

(u)          Sanctions; Anti-Corruption; Export Controls; Anti-Money Laundering. (i) Each Exela Party, its Subsidiaries and the officers and directors and, to the knowledge of such Originator, employees, Affiliates and agents of each Exela Party and its Subsidiaries is in compliance with (A) Anti-Corruption Laws and applicable Sanctions, and (B) in all material respects, Anti-Money Laundering Laws and Export Controls; (ii) such Originator has instituted and maintains in effect policies and procedures designed to promote and achieve compliance by such Originator and its directors, officers, employees and agents with Anti-Corruption Laws, Anti-Money Laundering Laws, Export Controls and applicable Sanctions; and (iii) none of the Exela Parties, their respective Subsidiaries or the officers or directors or, to the knowledge of such Originator, employees, Affiliates or agents of the Exela Parties or their respective Subsidiaries: (A) is a Blocked Person, or (B) has, in the past five years, engaged in any dealings of, with or involving a Blocked Person.

(v)          Opinions. The facts regarding each Exela Party, the Receivables, the Related Assets, the transactions contemplated by the Transaction Documents and the related matters set forth or assumed in each opinion of counsel delivered in connection with this Agreement and the Transaction Documents are true and correct in all material respects.

(w)          Securitization Assets.

(i)            None of the Collateral is subject to any Lien of any Debt of Exela or any of its Affiliates other than the Lien of the Administrative Agent under the Transaction Documents. Without limiting the foregoing, all of the Collateral satisfies the definition of “Securitization Assets” sold to a “Special Purpose Securitization Subsidiary” in connection with a “Permitted Securitization Financing,” and therefore is “Excluded Property” that is free and clear of any Adverse Claim of any Existing Specified Secured Debt.

(ii)           As of the Funding Date, the Exela Parties are not obligated (whether as a borrower, guarantor or otherwise) under any secured Debt outstanding in an aggregate amount exceeding $75,000,000 other than the Existing Specified Secured Debt and the Transaction Documents.

ARTICLE V

GENERAL COVENANTS

SECTION 5.01.     Mutual Covenants. At all times prior to the Final Payout Date, Buyer and each Originator shall:

(a)          Compliance with Applicable Laws, Etc. Comply in all material respects with all Applicable Laws with respect to it, its business and its properties, the Receivables and each of the related Contracts (but with respect to each Originator, not including Sanction or Ant-Corruption Laws, which are discussed in Section 5.02(k) below).

(b)          Preservation of Existence. Preserve and maintain its existence, rights (including Intellectual Property), franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified to do business and in good standing as a foreign organization in each jurisdiction except where the failure to qualify or preserve or maintain such existence, rights, franchises or privileges or to be so qualified could not, individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

(c)          Separateness. (i) To the extent applicable to it, observe the applicable legal requirements for the recognition of any Bankruptcy Remote Entity as a legal entity separate and apart from Exela and any Affiliate of Exela, including complying with (and causing to be true and correct) each of the facts and assumptions contained in the legal opinions of counsel delivered in connection with this Agreement and the other Transaction Documents regarding “true” sale and “substantive consolidation” matters (and any later bring-downs or replacements of such opinions), and (ii) not take any actions inconsistent with the terms of Section 8.08 of the Loan and Security Agreement or any Bankruptcy Remote Entity’s limited liability company agreement.

The Parent may issue consolidated financial statements that include Buyer, but such financial statements shall contain a footnote to the effect that the Receivables and Related Assets of Buyer are not available to creditors of the Parent. If any Originator provides Records relating to Receivables to any creditor of such Originator, such Originator shall also provide to such creditor a notice indicating that (A) such Receivables have been conveyed to the Buyer, subsequently conveyed by the Buyer to Borrower and pledged to the Administrative Agent in accordance with the Transaction Documents and (B) any Collections held by it relating to such Receivables are held in trust pursuant to the Loan and Security Agreement. Each Originator shall cause its financial statements to disclose the separateness of Buyer and that the Receivables originated by such Originator are owned by Buyer and are not available to creditors of such Originator or of its Affiliates.

(d)          Nonpetition Covenant. Prior to the date that is one year (or, if longer, the applicable preference period then in effect) and one day after the Final Payout Date, shall not initiate against, or join any Person in initiating against, the Borrower (and in the case of any Originator, the Buyer), any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under any applicable federal or state bankruptcy or similar law, or the appointment of a receiver, liquidator, assignee, trustee, custodia, sequestrator or other similar official of the Borrower (and in the case of any Originator, the Buyer) or any substantial part of its property or the ordering or winding up or liquidation of the affairs of the Borrower (and in the case of any Originator, the Buyer).

SECTION 5.02.     Additional Covenants of Each Originator. At all times prior to the Final Payout Date, each Originator shall:

(a)          Inspections. (i) From time to time, upon reasonable notice from Buyer or Administrative Agent, as applicable, and during regular business hours, permit Buyer, Administrative Agent, each other Credit Party and any of their respective agents, regulators or representatives including certified public accountants or other auditors or consultants acceptable to Administrative Agent, such Credit Party or Buyer, as applicable (at the sole cost and expense of such Originator), (A) to examine and make copies of and abstracts from all Records in the possession or under the control of such Originator or its Affiliates or agents, and (B) to visit the offices and properties of such Originator or its agents or Affiliates for the purpose of examining such materials described in clause (A) above, and to discuss matters relating to the Receivables originated by such Originator, such Originator’s performance hereunder or such Originator’s financial condition and results of operations with any of the officers or employees of such Originator or its Affiliates having knowledge of such matters; and (ii) without limiting the provisions of clause (i) above, from time to time on request of the Administrative Agent or the Buyer with reasonable notice and during reasonable business hours, permit certified public accountants or other consultants or auditors acceptable to Administrative Agent to conduct, at such Originator’s expense, a review of Originator’s books and records relating to the Receivables; provided that, unless a Purchase and Sale Termination Event, Unmatured Event of Default, Amortization Event or Event of Default shall have occurred and be continuing at the time any such audit/inspection is requested, such Originator shall only be required to reimburse any Person for reasonable, documented costs and expenses related to two such audit/inspections during any calendar year (excluding any audits/inspections requested by Buyer).

(b)            Keeping of Records and Books of Account; Delivery, Location of Records. Maintain and implement, or cause to be maintained and implemented, administrative and operating procedures (including an ability to recreate records evidencing the Receivables and Related Assets in the event of the destruction of the originals thereof, backing up on at least a daily basis on a separate backup computer from which electronic file copies can be readily produced and distributed to third parties being agreed to suffice for this purpose), and keep and maintain, or cause to be kept and maintained (or transferred to Servicer), all documents, books, records and other information necessary or advisable for the collection of all Receivables and Related Assets (including records adequate to permit the daily identification of each new Receivable and all Collections of and adjustments to each existing Receivable received, made or otherwise processed on that day). At any time during the continuation of an Initial Servicer Replacement Event, Amortization Event or an Event of Default, upon request of the Administrative Agent or Buyer, deliver the originals of all Contracts to the Administrative Agent or its designee, together with electronic and other files applicable thereto, and other Records necessary to enforce the related Receivable against any Obligor thereof.

(c)            Performance and Compliance with Pool Receivables and Contracts. At its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts and the Receivables, unless such Originator or Servicer makes a Deemed Collection in respect of the entire Unpaid Balance thereof in accordance with Section 3.02.

(d)            Location of Records. Keep its principal place of business and chief executive office, and the offices where it keeps its Records (and all original documents relating thereto), at the address(es) of such Originator referred to in Annex 1 or, upon ten (10) days’ prior written notice to the Administrative Agent, at such other locations in jurisdictions where all action required by Section 9.06 of the Loan and Security Agreement shall have been taken and completed.

(e)            Credit and Collection Policies. Comply with its Credit and Collection Policy in regard to each Receivable originated by such Originator and the Related Assets and not agree to any changes thereto in a manner that could be adverse to the interests of the Credit Parties except as expressly permitted hereunder and under Sections 8.03(c) and 8.06(c) of the Loan and Security Agreement.

(f)            Collections. Within seven (7) Business Days of the Funding Date, deliver written instructions to all Obligors to remit Collections of existing and newly generated Receivables and the Related Security to a Continuing Collection Account. At all times after the Funding Date, (i) on the related invoice, instruct all Obligors to remit Collections of the Receivables and the Related Security to a Continuing Collection Account and (ii) to the extent that any Obligor remits any Collections to an Interim Collection Account, promptly (within four (4) Business Days) notify such Obligor in writing and by telephone to remit any future Collections to a Continuing Collection Account. In the event any Exela Party receives any Collections, any such Collections shall be held in trust by such Exela Party and such Exela Party shall deposit such Collections in a Continuing Collection Account within four (4) Business Days of such receipt thereof. In the event that any funds other than Collections are deposited into any Collection Account, it (or the Initial Servicer on its behalf) shall within four (4) Business Days of receipt thereof identify such funds and provide instructions to the Administrative Agent to transfer such funds to the appropriate Person entitled to such funds. It shall at all times maintain or cause to be maintained such documents, books, records and other information necessary or advisable to (i) maintain and protect the Receivables and the Related Security, (ii) on a daily basis identify Collections of the Receivables received from time to time and (iii) segregate within four (4) Business Days Collections of the Receivables from property of any Exela Party and their respective Affiliates other than the Borrower. It shall ensure that no disbursements are made from any Collection Account, other than such disbursements that are made in connection with any Sweep Instructions or in accordance with this Section or Section 4.01 of the Loan and Security Agreement.

(g)          Agreed Upon Procedures. Cooperate with Servicer and the designated accountants or consultants for each annual agreed upon procedures report required pursuant to Sections 8.02(f) and 8.05(g) of the Loan and Security Agreement.

(h)          Frequency of Billing. Prepare and deliver (or cause to be prepared and delivered) invoices with respect to each Receivable originated by such Originator in accordance with its Credit and Collection Policies, but in any event no less frequently than as required under the Contract related to such Receivable.

(i)           Assignment of Claims Act. If reasonably requested by the Administrative Agent, prepare and make any filings under the Federal Assignment of Claims Act (or any other similar state and local Applicable Law) with respect to Receivables from Obligors that are Governmental Authorities, that are necessary or desirable in order for the Administrative Agent to enforce such Receivable against the Obligor thereof.

(j)           Insurance. Keep its insurable properties insured at all times by financially sound and responsible insurers; maintain insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies of the same or similar size in the same or similar businesses in the same geographic area; maintain in full force and effect public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it, in such amounts and with such deductibles as are customary with companies of the same or similar size in the same or similar businesses and in the same geographic area; and maintain such other insurance as may be required by Applicable Law.

(k)          Sanctions; Anti-Corruption; Export Controls; Anti-Money Laundering. The Exela Parties and their respective employees, Affiliates and agents shall: (i) not conduct any business or engage in any transaction or dealing of, with or involving any Blocked Person, (ii) comply with (A) Anti-Corruption Laws or applicable Sanctions, or (B) in any material respect, Anti-Money Laundering Laws or Export Controls and (iii) continue to maintain and enforce policies and procedures designed to promote and achieve compliance by the Borrower and its directors, officers, employees and agents with Anti-Corruption Laws, Anti-Money Laundering Laws, Export Controls and applicable Sanctions.

(l)           Exchange Act Disclosure. It will file a Current Report on Form 8-K under the Exchange Act to report the transactions contemplated by this Agreement and in its future Forms 10-K and 10-Q until the Final Payout Date. The disclosure in each of such Exchange Act filings shall include an explicit statement that any amendment or modification to any Existing Specified Secured Debt Documents is prohibited if such amendment or modification could : (i) by its terms cause any Exela Party to be unable to perform its obligations under the Transaction Documents, (ii) cause any inaccuracy or breach of any representation, warranty or covenant of any Exela Party (iii) could subject any existing or subsequently arising Collateral to an Adverse Claim or (iv) adversely affect any rights or remedies of the Credit Parties under the Transaction Documents.

SECTION 5.03.     Reporting Requirements. From the date hereof until the Final Payout Date, each Originator will furnish (or cause to be furnished) to Buyer, the Servicer (or Backup Servicer), to Administrative Agent and each Lender each of the following; provided, that notice delivered by any other Exela Party (notwithstanding the requirement below as to delivery from such Originator or Responsible Officer thereof) as to a given event shall be deemed to satisfy such requirement:

(a)          Financial Statements and Other Information.

(i)            (x) within sixty (60) days after the close of each fiscal quarter period of each fiscal year of the Parent, the quarterly financial statements described in Section 8.05(a)(i)(A) of the Loan and Security Agreement and (y) within thirty (30) days after the end of each calendar month of Parent, the monthly reports described in Section 8.05(a)(i)(B) of the Loan and Security Agreement;

(ii)          within 105 days after the close of each fiscal year of the Parent, the annual financial statements described in Section 8.05(a)(ii) of the Loan and Security Agreement, and with respect to the Servicer (or Backup Servicer), together with any information required by such Servicer (or Backup Servicer) to prepare and deliver the compliance certificate described in Section 8.05(a)(iii) of the Loan and Security Agreement;

(iii)          promptly following a request therefor, any documentation or other information (including with respect to any Exela Party) that Buyer, Administrative Agent or any Lender reasonably requests in order to comply with its ongoing obligations under the applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act; and

(iv)          from time to time such further information regarding the business, affairs and financial condition of the Exela Parties as Buyer, Administrative Agent or any Lender shall reasonably request.

(b)            ERISA.

(i)            Promptly after the filing or receiving thereof, copies of (I) all reports and notices with respect to any Reportable Event with respect to any Pension Plan, which any Exela Party or any of their respective ERISA Affiliates files under ERISA with the Internal Revenue Service, the PBGC or the U.S. Department of Labor or which any Exela Party or any of their respective ERISA Affiliates receives from the Internal Revenue Service, the PBGC or the U.S. Department of Labor, and (II) all reports and documents which it files under any other applicable pension benefits legislation that relate to matters concerning, or that would or could, individually or in the aggregate, reasonably be expected to affect, the Receivables (including the value, the validity, the collectability, or the enforceability thereof), the transactions contemplated by the Transaction Documents, or the performance of such Originator (or any of its Affiliates), or the ability of such Originator (or any of its Affiliates) to perform, thereunder.

(ii)          Promptly after such Originator becomes aware of the occurrence of any of the events listed in clauses (A) through (F) below, a notice indicating that such event has occurred:

(A)	the Secretary of the Treasury issues a notice to any Exela Party that a Pension Plan has ceased to be a plan described in Section 4021(a)(2) of Title IV of ERISA or when the Secretary of Labor determines that any such plan is not in compliance with Title I of ERISA;

(B)	the Secretary of the Treasury determines that there has been a termination or a partial termination within the meaning of Section 411(d)(3) of the Code or any Pension Plan; or there has been a termination, or notice of a termination, of any Pension Plan under Section 4041 or Section 4042 of ERISA;

(C)	any Pension Plan fails to meet the minimum funding standards under Section 412 of the Code or Section 302 of ERISA;

(D)	any Pension Plan is unable to pay benefits thereunder when due;

(E)	any Exela Party or any of their respective ERISA Affiliates liquidates in a case under the Bankruptcy Code, or under any similar law as now or hereafter in effect; or

(F)	any Exela Party or any of their respective ERISA Affiliates incurs Withdrawal Liability.

(c)            Default. Notice of the occurrence of any Initial Servicer Replacement Event, Event of Default, Unmatured Event of Default, Amortization Event, or termination of any sale or contribution of Receivables under this Agreement, accompanied if applicable by a written statement of a Responsible Officer of such Originator setting forth details of such event and the action that such Originator proposes to take with respect thereto, such notice to be provided promptly (but not later than two (2) Business Days) after such Originator obtains knowledge of any such event.

(d)           Servicing Programs. If any Successor Servicer has been appointed or if any Initial Servicer Replacement Event, Amortization Event or Event of Default has occurred and is continuing and a license or approval is required for Buyer’s, the Administrative Agent’s or such Successor Servicer’s use of any software or other computer program used by such Successor Servicer in the servicing of the Receivables, then at the request of Buyer, the Administrative Agent or a Successor Servicer, each Originator, as applicable, shall at its own expense arrange for Buyer, Administrative Agent and such Successor Servicer to receive any such required license or approval.

(e)           Litigation. Promptly, and in any event within three (3) Business Days after such Originator obtains knowledge thereof, notice of (i) any litigation, investigation or proceeding (including a contingency thereof) initiated against such Originator and (ii) any development in litigation previously disclosed by it, in each case, related to an amount in controversy in excess of $10,000,000 or that could otherwise reasonably be expected to have a Material Adverse Effect.

(f)            Change in Credit and Collection Policies or Business. At least thirty (30) days prior to (i) the effectiveness of any change in or amendment to the Credit and Collection Policy that could be adverse to the interests of the Credit Parties, a description or, if available, a copy of the Credit and Collection Policy then in effect and a written notice (A) indicating such change or amendment and (B) requesting Buyer’s, Administrative Agent’s and the Required Lender’s consent thereto and (ii) any change in the character of such Originator’s business that has or could reasonably be expected to materially and adversely affect the ability of such Originator to perform its obligations hereunder or that would prevent such Originator from conducting its business operations relating to the Receivables, its servicing of the Receivables or the performance of its duties and obligations hereunder or under the other Transaction Documents, a written notice indicating such change and requesting Buyer’s, Administrative Agent’s and the Required Lender’s consent thereto.

(g)           Change in Accountants or Accounting Policy. Promptly notify the Administrative Agent and each Lender of any change in (i) the external accountants of such Originator or (ii) any material accounting policy of such Originator (it being understood that any change to the manner in which such Originator accounts for the Receivables or the transactions contemplated under the Transaction Documents shall be deemed “material” for such purpose).

(h)           Notice of Change in Board of Directors. With reasonable promptness, written notice of any change in the Board of Directors (or similar governing body) of such Originator, any other Exela Party or any Subsidiary of any Exela Party.

(i)            Notice Regarding Material Contracts. Promptly (but in any event within fifteen (15) Business Days) (i) after any material contract of such Originator, any other Exela Party or any Subsidiary of any Exela Party is terminated or amended in a manner that is materially adverse to such Originator, any other Exela Party or any Subsidiary of any Exela Party, as the case may be, or (ii) any new material contract is entered into, a written statement describing such event, with copies of such material amendments or new contracts, delivered to the Administrative Agent, and an explanation of any actions being taken with respect thereto.

(j)            Other Information. Promptly, from time to time, such Records or other information, documents, records or reports respecting the condition or operations, financial or otherwise, of such Originator as Administrative Agent or Buyer may from time to time reasonably request in order to protect the interests of Buyer, Administrative Agent or any Lender or the Backup Servicer under or as contemplated by this Agreement or any other Transaction Document or to comply with any Applicable Law or any Governmental Authority.

(k)            Excluded Receivables. With reasonable promptness, written notice if the total amount of Excluded Receivables originated in any calendar month exceeds $150,000.

SECTION 5.04.         Negative Covenants of Each Originator. From the date hereof until the Final Payout Date, each Originator shall not, without the prior written consent of Administrative Agent, the Required Lenders, and Buyer, do or permit to occur any act or circumstance which it has covenanted not to do or permit to occur in any other Transaction Document to which it is a party in any capacity, or:

(a)            Sales, Adverse Claims, Etc. Except as otherwise expressly provided herein or in the other Transaction Documents, sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to (i) any Receivable originated by such Originator or any Related Asset or any interest therein, or any Collection Account to which any Collections of any of the foregoing are sent, or any right to receive income or proceeds (other than the purchase price paid to such Originator hereunder or any proceeds of Collections remitted to such Originator hereunder to the extent such Originator owes no other amounts hereunder) from or in respect of any of the foregoing or (ii) its equity interest in Buyer.

(b)           Extension or Amendment of Receivables. Except as permitted under Section 9.02(a) of the Loan and Security Agreement, extend, amend or otherwise modify the payment terms of any Receivable originated by such Originator or amend, modify or waive any payment term or condition of any related Contract, in each case unless a corresponding Deemed Collection payment in respect of such Receivable is made, in full, in connection therewith.

(c)           Change in Credit and Collection Policies or Business. (i) Make or consent to any change in, or waive any of the provisions of, the Credit and Collection Policies in a manner that could be adverse to the interests of the Credit Parties without the prior written consent of the Buyer, Administrative Agent, and the Required Lenders or (ii) make any change in the character of such Originator’s business that has or could reasonably be expected to materially and adversely affect the ability of such Originator to perform its obligations hereunder or that would prevent such Originator from conducting its business operations relating to the Receivables, its servicing of the Receivables or the performance of its duties and obligations hereunder or under the other Transaction Documents, without the prior written consent of Buyer, Administrative Agent and the Required Lenders.

(d)           Change in Collection Account Banks. (i) Add any bank account not listed on Schedule II as a Collection Account unless the Administrative Agent and the Required Lenders shall have previously approved and received duly executed copies of all Account Control Agreements and/or amendments thereto covering each such new account, (ii) terminate any Collection Account or related Account Control Agreement or Sweep Instructions without the prior written consent of the Administrative Agent and the Required Lenders and, in each case, only if all of the payments from Obligors that were being sent to such Collection Account will, upon termination of such Collection Account and at all times thereafter, be deposited in a Continuing Collection Account covered by an Account Control Agreement or (iii) amend, supplement or otherwise modify any Account Control Agreement or Sweep Instructions without the prior written consent of Administrative Agent and the Required Lenders.

(e)           Mergers, Acquisitions, Sales, Etc. Consolidate or merge with or into any other Person (other than with another Originator) or sell, lease or transfer all or substantially all of its property and assets (other than to another Originator), or agree to do any of the foregoing, unless (i) no Initial Servicer Replacement Event, Event of Default, Amortization Event or Unmatured Event of Default has occurred and is continuing or would result immediately after giving effect thereto, (ii) such Originator shall have given Buyer and Administrative Agent not less than fifteen (15) Business Days’ prior written notice thereof, (iii) if such Originator is not the surviving corporation or if such Originator sells, leases or transfers all or substantially all of its property and assets, the surviving corporation or the Person purchasing or being leased the assets is (A) a Subsidiary of Performance Guarantor and agrees to be bound by the terms and provisions of the Transaction Documents applicable to such Originator hereunder and (B) an entity organized or existing under the laws of the United States, any state or commonwealth thereof, the District of Columbia or any territory thereof, (iv) no Change in Control shall result, (v) Performance Guarantor reaffirms in a writing, in form and substance reasonably satisfactory to Administrative Agent, that its obligations under the Performance Guaranty shall apply to the surviving entity, (vi) Administrative Agent, the Required Lenders and Buyer have consented thereto in writing and (vii) Administrative Agent receives such additional certifications, documents, instruments, agreements and opinions of counsel as it shall reasonably request, including as to the necessity and adequacy of any new UCC financing statements or amendments to existing UCC financing statements.

(f)            Deposits to Accounts. (i) Deposit or otherwise credit, or cause or permit to be so deposited or credited, or direct any Obligor to deposit or remit, any Collection or proceeds thereof to any account other than a Continuing Collection Account or (ii) except as remitted from an Interim Collection Account pursuant to Sweep Instructions, permit funds other than Collections to be deposited into any Continuing Collection Account.

(g)           Change in Organization, Etc. Change its jurisdiction of organization or its name, identity or corporate organization structure or make any other change such that any financing statement filed or other action taken to perfect Buyer’s or Administrative Agent’s interests hereunder and under the Loan and Security Agreement, as applicable, would become seriously misleading or would otherwise be rendered ineffective, unless (i) no Initial Servicer Replacement Event, Event of Default, Amortization Event or Unmatured Event of Default has occurred and is continuing or would result immediately after giving effect thereto, (ii) such Originator shall have given Buyer and Administrative Agent not less than fifteen (15) Business Days’ prior written notice of such change and shall have cured such circumstances, (iii) no Change in Control shall result, (iv) Performance Guarantor reaffirms in a writing, in form and substance reasonably satisfactory to Administrative Agent, that its obligations under the Performance Guaranty shall apply to the new entity, (v) Administrative Agent, the Required Lenders, and Buyer have consented thereto in writing, and (vi) Administrative Agent, the Required Lenders, and Buyer have received such certificates, documents, instruments, agreements and opinions of counsel as they shall reasonably request, including as to the necessity and adequacy of any new UCC financing statements or amendments to existing UCC financing statements. Each Originator shall at all times maintain its jurisdiction of organization and its chief executive office within a jurisdiction in the United States of America in which Article 9 of the UCC is in effect.

(h)            Actions Impairing Quality of Title. Take any action that could cause any Receivable, together with the Related Security, not to be owned by it free and clear of any Adverse Claim; or take any action that could reasonably be expected to cause Administrative Agent not to have a valid ownership interest or first priority perfected security interest in the Receivables and Continuing Collection Accounts and, to the extent such security interest can be perfected by filing a financing statement or the execution of an account control agreement, any Related Security (or any portion thereof) and all cash proceeds of any of the foregoing, in each case, free and clear of any Adverse Claim; or suffer the existence of any financing statement or other instrument similar in effect covering any Receivable on file in any recording office except such as may be filed (i) in favor of the Borrower in accordance with any Transaction Document or (ii) in favor of Administrative Agent in accordance with this Agreement or any Transaction Document.

(i)            Buyer’s Tax Status. Take or cause any action to be taken that would cause the Buyer to (i) be treated other than as than as a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 that is disregarded as separate from U.S. Person for U.S. federal income tax purposes or (ii) become an association taxable as a corporation or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes.

(j)            Sanctions; Anti-Corruption; Anti-Money Laundering. Permit any Exela Party or any of their respective Affiliates or agents to:

(i)            conduct any business or engage in any transaction or dealing of, with or involving any Blocked Person,

(ii)           fail to (comply with (A) Anti-Corruption Laws or applicable Sanctions, or (B) in any material respect, Anti-Money Laundering Laws or Export Controls or

(iii)          fail to maintain and enforce policies and procedures designed to promote and achieve compliance by the Borrower and its directors, officers, employees and agents with Anti-Corruption Laws, Anti-Money Laundering Laws, Export Controls and applicable Sanctions.

(k)            Exclusivity. (i) Sell, factor, assign or otherwise finance any Receivables(or similar assets and property that would be Receivables or Relate Assets if Conveyed hereunder) except as contemplated by this Agreement and the other Transaction Documents or (ii) enter into any contract which evidences a Receivable with any Obligor which is not sold or contributed pursuant to this Agreement.

(l)            Restrictions on Exela Secured Debt. Permit any Exela Party or any Affiliate thereof to incur any new secured Debt or consent to any amendment or modification to any Debt of Exela or any of its Affiliates, including (without limitation) any Existing Specified Secured Debt Documents, the effect of which could: (i) by its terms cause any Exela Party to be unable to perform its obligations under the Transaction Documents, (ii) cause any inaccuracy or breach of any representation, warranty or covenant of any Exela Party (iii) could subject any existing or subsequently arising Collateral to an Adverse Claim or (iv) adversely affect any rights or remedies of the Credit Parties under the Transaction Documents.

ARTICLE VI

TERMINATION OF PURCHASES

SECTION 6.01.          [Reserved].

SECTION 6.02.          Automatic Termination. This Agreement shall automatically terminate upon the earliest of (i) an Event of Bankruptcy shall have occurred and remain continuing with respect to Buyer and (ii) the Final Payout Date.

ARTICLE VII

INDEMNIFICATION

SECTION 7.01.          Each Originator’s Indemnity. General Indemnity. Without limiting any other rights which any such Person may have hereunder or under Applicable Law, but subject to Section 8.06, each Originator, jointly and severally, hereby agrees to indemnify and hold harmless Buyer, Buyer’s Affiliates, the Borrower, Administrative Agent and any Secured Party under the Loan and Security Agreement and all of their respective successors, transferees, participants and assigns, and all officers, members, managers, directors, shareholders, officers, employees and agents of any of the foregoing (each an “Originator Indemnified Party”), forthwith on demand, from and against any and all damages, losses, claims, liabilities and related reasonable and documented out-of-pocket costs and expenses (including all filing fees), including reasonable and documented Attorney Costs, and reasonable consultants’ and accountants’ fees and disbursements (all of the foregoing being collectively referred to as “Originator Indemnified Amounts”) awarded against or incurred by any of them arising out of, resulting from, relating to or in connection with the Transaction Documents, any of the transactions contemplated thereby, or the ownership, maintenance or purchasing of the Receivables or in respect of or related to any Receivable or Related Assets, or otherwise arising out of or relating to or in connection with the actions or inactions of Buyer, Performance Guarantor, such Originator or any Affiliate of any of them; provided, notwithstanding anything to the contrary in this Article VII, excluding Originator Indemnified Amounts solely to the extent (x) resulting solely from the gross negligence or willful misconduct on the part of such Originator Indemnified Party, as determined by a final non-appealable judgment by a court of competent jurisdiction or (y) that constitute recourse with respect to a Receivable or the Related Assets by reason of an Event of Bankruptcy or insolvency, or the financial or credit condition or financial default, of the related Obligor. Without limiting or being limited by the foregoing, each Originator, jointly and severally, shall pay on demand indemnify, subject to the express limitations set forth in this Section 7.01, and hold harmless each Originator Indemnified Party for any and all amounts necessary to indemnify such Originator Indemnified Party from and against any and all Originator Indemnified Amounts arising out of, relating to, resulting from or in connection with:

(a)            the transfer by such Originator of any interest in any Receivable other than the Conveyance of any Receivable and Related Assets to Buyer pursuant to this Agreement and the grant of a security interest or ownership interest to Buyer pursuant to this Agreement or the subsequent assignment to the Borrower and pledge to the Administrative Agent;

(b)            any representation, warranty or statement made or deemed made by such Originator (or any of its officers or Affiliates) under or in connection with this Agreement or any Transaction Document, any Information Package, any Interim Report or any other information or report delivered by or on behalf of any Originator pursuant hereto, which shall have been untrue, false or incorrect when made or deemed made;

(c)            the failure of such Originator to comply with the terms of any Transaction Document, the Federal Assignment of Claims Act or any other similar state and local law or any other Applicable Law with respect to any Receivable or the Related Assets (including with respect to any Receivable or Related Assets transferred by such Originator) or the nonconformity of any such Receivable or Related Assets with any such Applicable Law;

(d)            the lack of an enforceable ownership interest or a first priority perfected security interest in the Receivables (and all Related Assets) transferred by such Originator, or purported to be transferred by such Originator, to Buyer pursuant to this Agreement against all Persons (including any bankruptcy trustee or similar Person), in each case free and clear of any Adverse Claims;

(e)            any attempt by any Person (including Buyer) to void the transfers by such Originator contemplated hereby under statutory provisions or common law or equitable action;

(f)            the failure to have filed, or any delay in filing, financing statements, financing statement amendments, continuation statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Laws with respect to any Receivable and the other Related Assets in respect thereof, transferred by such Originator, or purported to be transferred by such Originator, to Buyer pursuant to this Agreement whether at the time of any purchase or acquisition, as applicable, or at any subsequent time;

(g)           any dispute, claim, offset, defense, or other similar claim or defense (other than discharge in bankruptcy) of an Obligor to the payment of any Receivable in, or purporting to be in, the Receivables Pool transferred by such Originator, or purported to be transferred by such Originator, to Buyer pursuant to this Agreement (including a defense based on such Receivable or the Related Assets not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), any other claim resulting from or relating to collection activities with respect to such Receivable or any other claim resulting from the sale of the goods, merchandise or services related to such Receivable or the furnishing or failure to furnish such goods, merchandise or services, or other similar claim or defense not arising from the financial inability of any Obligor to pay undisputed indebtedness;

(h)           any failure of such Originator to perform any of its duties or obligations in accordance with the provisions hereof and of each other Transaction Document or to timely and fully comply with the Credit and Collection Policy in regard to the Receivables;

(i)            any suit or claim related to the Receivables or Related Assets transferred by such Originator, or purported to be transferred by such Originator, to Buyer pursuant to this Agreement (including any products liability or environmental liability claim arising out of or in connection with merchandise or services that are the subject of any such Receivable or Related Asset);

(j)            any products liability, environmental or other claim arising out of or in connection with any Receivable or Related Assets or other merchandise, goods or services which are the subject of or related to any Receivable or Related Assets;

(k)           the ownership, delivery, non-delivery, possession, design, construction, use, maintenance, transportation, performance (whether or not according to specifications), operation (including the failure to operate or faulty operation), condition, return, sale, repossession or other disposition or safety of any Related Assets (including claims for patent, trademark, or copyright infringement and claims for injury to persons or property, liability principles, or otherwise, and claims of breach of warranty, whether express or implied);

(l)            any investigation, litigation or proceeding (actual or threatened) related to this Agreement or any other Transaction Document or the use of proceeds of any purchase hereunder or in respect of any Receivable or other Related Assets or any related Contract (except to the extent relating to a credit losses on the Receivable by reason of an Event of Bankruptcy or insolvency, or the financial or credit condition or financial default, of the related Obligor);

(m)           any failure of such Originator to comply with its covenants, obligations and agreements contained in this Agreement or any other Transaction Document;

(n)           (i) if legally required, the failure by such Originator to notify any Obligor of the assignment pursuant to the terms hereof of any Receivable or Related Assets to Buyer (and subsequently, as transferred pursuant to the Second Tier Purchase and Sale Agreement to the Borrower and as pledged under the Loan and Security Agreement to Administrative Agent for the benefit of Lenders) or (ii) the failure to require that all Collections of Receivables be deposited directly in a Continuing Collection Account covered by an Account Control Agreement;

(o)           the failure by such Originator to comply with the “bulk sales” or analogous Applicable Laws of any jurisdiction;

(p)           any Taxes imposed upon any Originator Indemnified Party or upon or with respect to the Receivables transferred by such Originator (whether or not imposed on any Person, including a Lender), or purported to be transferred by such Originator, to Buyer pursuant to this Agreement arising by reason of the purchase or ownership, contribution or sale of such Receivables (or of any interest therein) or Related Assets;

(q)           any failure of such Originator to perform any of its respective duties or obligations under any Contract related to any Receivable;

(r)           any failure by any Exela Party to obtain any Obligor’s consent to any transfer, sale or assignment of any rights and duties under a Contract that requires the Obligor thereunder to consent to any such transfer, sale or assignment of any rights and duties thereunder;

(s)           the failure by such Originator or the Buyer to pay when due any Taxes, including sales, excise or personal property taxes with respect to the Receivables or Related Assets;

(t)            any claim brought by any Person other than an Originator Indemnified Party arising from any activity by such Originator or an Affiliate of such Originator in servicing, administering or collecting any Receivable or Related Asset;

(u)           any loss arising, directly or indirectly, as a result of the failure by such Originator to timely collect and remit to the appropriate authority any sales or similar transfer type Taxes on or with respect to the Receivables or Related Assets (to the extent not duplicative of clause (xvi) above);

(v)           any commingling of any Collections by such Originator relating to the Receivables or Related Assets with any of its own funds (other than other Collections of Collateral) or the funds of any other Person;

(w)          the failure or delay to provide any Obligor with an invoice or other evidence of indebtedness;

(x)           any failure by such Originator to obtain consent from any Obligor prior to the Conveyance of any Receivable and Related Assets pursuant to the terms of this Agreement;

(y)           any breach of any Contract as a result of the Conveyance thereof or any Receivables related thereto pursuant to this Agreement;

(z)           any inability of such Originator or Buyer to assign any Receivable or Related Asset as contemplated under the Transaction Documents; or the violation or breach by such Originator of any confidentiality provision, or of any similar covenant of non-disclosure, with respect to any Contract, or any other Originator Indemnified Amount with respect to or resulting from any such violation or breach;

(aa)         any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable (including a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of goods or the rendering of services related to such Receivable or the furnishing or failure to furnish any such goods or services or other similar claim or defense not arising from the financial inability of any Obligor to pay undisputed indebtedness;

(bb)         any other amount paid or payable pursuant to Section 5.02 or 14.04 of the Loan and Security Agreement;

(cc)         the failure to pay when due any Taxes described in clauses (a), (b) and (c) of Section 5.03 of the Loan and Security Agreement; or

(cc)         any setoff with respect to any Receivable.

SECTION 7.02.          Contribution. If for any reason the indemnification provided above in this Article VII is unavailable to an Originator Indemnified Party or is insufficient to hold an Originator Indemnified Party harmless, then each Originator shall contribute to the amount paid or payable by such Originator Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Originator Indemnified Party on the one hand and such Originator on the other hand but also the relative fault of such Originator Indemnified Party as well as any other relevant equitable considerations.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01.          Amendments, Etc.

No amendment or waiver of any provision of this Agreement nor consent to any departure by any Originator therefrom shall in any event be effective unless the same shall be in writing and signed by Buyer, Administrative Agent (with the consent of the Required Lenders) and (if an amendment) such Originator, and if such amendment or waiver affects the obligations of the Performance Guarantor, the Performance Guarantor consents in writing thereto, and then any such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No Originator may amend or otherwise modify any other Transaction Document executed by it without the written consent of Buyer, Administrative Agent the Required Lenders, and if such amendment or waiver affects the obligations of the Performance Guarantor, the Performance Guarantor consents in writing thereto.

SECTION 8.02.          No Waiver; Remedies. No failure on the part of Buyer or any Originator Indemnified Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. If an Event of Default has occurred and is continuing, Buyer (or Administrative Agent as assignee of Buyer’s rights hereunder) shall have, in addition to all other rights and remedies under this Agreement, any other Transaction Document or otherwise, all other rights and remedies provided under the UCC of each applicable jurisdiction and other Applicable Laws (including all the rights and remedies of a secured party upon default under the UCC (including the right to Convey any or all of the Receivables and Related Assets)). The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by Applicable Law. Each Originator hereby consents to and agrees to be bound by the specific remedies provisions of Section 9.03 and 9.04 of the Loan and Security Agreement as if they were set forth herein mutatis mutandis. Without limiting the foregoing, the Administrative Agent, each Lender and their respective Affiliates (the “Set-off Parties”) are each hereby authorized by each of the parties hereto, at any time and from time to time during the continuance of an Event of Default, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by and other indebtedness at any time owing to any such Set-off Party to or for the credit to the account of such party, against all due but unpaid obligations of such party, now or hereafter existing under this Agreement or any other Transaction Document (other than in respect of any repayment of the Aggregate Loan Amount or Interest by Buyer pursuant to the Loan and Security Agreement), to any Affected Person, any Originator Indemnified Party or any other Affected Person; provided, that any Set-off Party shall notify such party prior to or concurrently with any such set off.

SECTION 8.03.          Notices, Etc.

All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile and email communication) and faxed, emailed or delivered, to each party hereto, at its address set forth under its name Annex 2 or at such other address, facsimile number or email address as shall be designated by such party in a written notice to the other parties hereto. Notices and communications by (i) facsimile shall be effective when sent (and shall be followed by hard copy sent by regular mail), (ii) e-mail shall be effective when transmitted to an e-mail address and (iii) notices and communications sent by other means shall be effective when received; provided that notices and communications to the Administrative Agent shall not be effective until received by the Administrative Agent and all notices from or to a Credit Party shall be sent through the Administrative Agent.

SECTION 8.04.          Binding Effect; Assignment. Each Originator acknowledges that institutions providing financing pursuant to the Loan and Security Agreement may rely upon the terms of this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall also, to the extent provided herein, inure to the benefit of the parties to the Loan and Security Agreement. Each Originator acknowledges that Buyer’s rights under this Agreement may be collaterally assigned to Borrower under the Second Tier Purchase and Sale Agreement and to the Administrative Agent or another Secured Party under the Loan and Security Agreement, consents to such assignment and to the exercise of those rights directly by Borrower, the Administrative Agent or another Secured Party to the extent permitted by the Second Tier Purchase and Sale Agreement or the Loan and Security Agreement and acknowledges and agrees that Borrower, the Administrative Agent, a Lender and the other Affected Persons and each of their respective successors and permitted assigns are express third party beneficiaries of this Agreement and the provisions of this Agreement are intended for the benefit of and will be enforceable by and shall not be amended without the consent of the Borrower and the Administrative Agent and its successors, transferees and assigns in their respective capacity as Administrative Agent on behalf of the other Secured Parties.

SECTION 8.05.          Survival. The rights and remedies with respect to any breach of any representation and warranty made by any Originator or Buyer pursuant to Section 3.02 or Article IV the indemnification provisions of Article VII, and the provisions of Sections 8.04, 8.05, 8.06, 8.08, 8.09, 8.10, 8.11, 8.12 and 8.14 shall survive any termination of this Agreement.

SECTION 8.06.          Costs and Expenses. In addition to its obligations under Article VII whether or not the transactions contemplated hereby shall be consummated, each Originator, jointly and severally, agrees to pay promptly (a) all of Buyer’s, each Credit Party’s and Administrative Agent’s actual and reasonable costs and expenses of preparation of the Transaction Documents and any consents, amendments, waivers or other modifications thereto; (b) all the reasonable fees, expenses and disbursements of outside counsel to Buyer, each Credit Party and Administrative Agent in connection with the negotiation, preparation, execution and administration of the Transaction Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by any Exela Party; (c) all the actual costs and reasonable expenses of creating and perfecting security interests in favor of Administrative Agent, for the benefit of Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to Buyer, each Credit Party and Administrative Agent and of counsel providing any opinions that any Credit Party may request in respect of the Receivables and Related Assets or security interests created pursuant to the Transaction Documents; (d) all of Buyer, each Credit Party’s and Administrative Agent’s actual costs and reasonable fees, expenses for, and disbursements of any of Buyer’s, such Credit Party’s or Administrative Agent’s auditors, accountants, consultants or appraisers whether internal or external, and all reasonable attorneys’ fees (including allocated costs of internal counsel and expenses and disbursements of outside counsel) incurred by Buyer, each Credit Party and the Administrative Agent; (e) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Administrative Agent and its counsel) in connection with the custody or preservation of any of the Receivables and Related Assets; (f) all the actual costs and reasonable expenses of the Credit Parties, Administrative Agent and Lenders in connection with the attendance at any meetings in connection with this Agreement and the other Transaction Documents; (g) all other actual and reasonable costs and expenses incurred by Buyer, each Credit Party and Administrative Agent in connection with the syndication of the Loans and Commitments and the negotiation, preparation and execution of the Transaction Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (h) after the occurrence of an Initial Servicer Replacement Event, an Unmatured Event of Default, Amortization Event or an Event of Default, all costs and expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel) and costs of settlement, incurred by Buyer, any Credit Party, Administrative Agent and Lenders in collecting any payments due from any Exela Party hereunder or under the other Transaction Documents by reason of such Initial Servicer Replacement Event, Unmatured Event of Default, Amortization Event or Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Receivables or Related Assets or the enforcement of the Transaction Documents) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work out” or pursuant to any insolvency or bankruptcy cases or proceedings.

SECTION 8.07.         Execution in Counterparts; Integration. This Agreement may be executed in any number of counterparts and by the different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement, together with the other Transaction Documents, contains a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire understanding among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings.

SECTION 8.08.          Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK, EXCEPT TO THE EXTENT THAT THE PERFECTION, THE EFFECT OF PERFECTION OR PRIORITY OF THE INTERESTS OF ADMINISTRATIVE AGENT OR ANY CREDIT PARTY IN THE RECEIVABLES AND RELATED ASSETS IS GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK).

SECTION 8.09.          Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER TRANSACTION DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 8.09 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER TRANSACTION DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

SECTION 8.10.          Consent to Jurisdiction; Waiver of Immunities. EACH ORIGINATOR AND BUYER HEREBY ACKNOWLEDGES AND AGREES THAT:

(a)            ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST IT ARISING OUT OF OR RELATING HERETO OR ANY OTHER TRANSACTION DOCUMENT, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, IT, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (I) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NON-EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (II) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (III) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO IT AT ITS ADDRESS PROVIDED IN THIS AGREEMENT IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER IT IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (IV) AGREES THAT CREDIT PARTIES RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST IT IN THE COURTS OF ANY OTHER JURISDICTION.

(b)            IT CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO IT AT ITS ADDRESS SPECIFIED IN THIS AGREEMENT. NOTHING IN THIS SECTION 8.10 SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY OTHER CREDIT PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

SECTION 8.11.          Confidentiality. Each party hereto agrees to comply with, and be bound by, the confidentiality provisions of Section 14.06 of the Loan and Security Agreement as if they were set forth herein mutatis mutandis.

SECTION 8.12.          No Proceedings. Each Originator agrees, for the benefit of the parties to the Loan and Security Agreement, that it will not institute against, or join any other Person in instituting against, any Bankruptcy Remote Entity any Event of Bankruptcy until one year and one day after the Final Payout Date. In addition, all amounts payable by Buyer to any Originator pursuant to this Agreement shall be payable solely from funds available for that purpose.

SECTION 8.13.          No Recourse Against Other Parties. No recourse under any obligation, covenant or agreement of Buyer contained in this Agreement shall be had against any stockholder, employee, officer, director, member, manager incorporator or organizer of Buyer.

SECTION 8.14.          Grant of Security Interest. It is the intention of the parties to this Agreement that each Conveyance of each Originator’s right, title and interest in and to the Receivables, the Related Assets and all the proceeds of all of the foregoing (collectively, the “Transferred Assets”) to Buyer pursuant to this Agreement shall constitute an absolute and irrevocable purchase and sale or capital contribution, as applicable, and not a loan or pledge. Notwithstanding the foregoing, if the Conveyance hereunder shall be characterized as a loan and not a transfer and/or contribution, then (i) this Agreement shall be deemed to be, and hereby is, a security agreement within the meaning of the Uniform Commercial Code and other applicable law and (ii) any applicable Conveyance by any Originator pursuant to this Agreement shall be deemed to be, and hereby is, the granting and creation of a first priority security interest in such Originator’s right, title and interest in such Transferred Assets (whether now owned or hereafter acquired) and all proceeds of the foregoing to secure an obligation of such Originator to pay over and transfer to Buyer any and all distributions received by such Originator in relation to the applicable Transferred Assets from time to time, whether in cash or in kind, so that the Buyer will receive all distributions under and proceeds of and benefits of ownership of the applicable Transferred Assets. If any Conveyance hereunder shall be characterized as a loan and not as a transfer and/or contribution, the Buyer and its assignees shall have, with respect to such applicable Transferred Assets and other related rights, in addition to all the other rights and remedies available to the Buyer and its assignees hereunder and under the underlying instruments, all the rights and remedies of a secured party under any applicable Uniform Commercial Code or any equivalent foreign law, as applicable. Each applicable Originator and the Buyer shall take such actions as may be necessary to ensure that any security interest pursuant to this Section 8.14 would be deemed to be a first priority perfected security interest in favor of the Buyer under Applicable Law and will be maintained as such throughout the term of this Agreement or until such time as the applicable Conveyance is no longer deemed to be the granting of a security interest.

SECTION 8.15.          Binding Terms in Other Transaction Documents. Each Originator hereby makes for the benefit of the Administrative Agent, each Lender, each other Secured Party, each of the representations, warranties, covenants, and agreements, and accepts all other binding terms, including the waiver of any rights, which are made applicable to any Originator in any other Transaction Document, each as if the same (together with any provisions incorporated therein by reference) were set forth in full herein.

SECTION 8.16.          Joint and Several Liability. Each of the representations, warranties, covenants, obligations, indemnities and other undertakings of any Originator hereunder shall be made jointly and severally, and are joint and several liabilities of each of the Originators hereunder.

SECTION 8.17.         Severability. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

ARTICLE IX

JOINDER OF ADDITIONAL ORIGINATORS; REMOVAL OF ORIGINATORS

SECTION 9.01.         Addition of New Originators. Additional Persons may be added as Originators hereunder, with the prior written consent of Buyer, Servicer, the Required Lenders and the Administrative Agent, provided, that the following conditions are satisfied on or before the date of such addition:

(a)            Servicer shall have given Administrative Agent, and Buyer at least thirty (30) days’ prior written notice of such proposed addition and the identity of each such proposed additional Originator and shall have provided such other information with respect to such proposed additional Originator as Administrative Agent may reasonably request;

(b)            Performance Guarantor shall have executed and delivered to Administrative Agent a Performance Guaranty in form and substance acceptable to Administrative Agent (in its sole discretion) guaranteeing the timely payment and performance of all of each such proposed additional Originator’s obligations hereunder and under each other Transaction Document, if any, to which such proposed Originator is a party in any capacity;

(c)           each such proposed additional Originator has executed and delivered to the Buyer and Administrative Agent an agreement substantially in the form attached hereto as Exhibit 9 (a “Joinder Agreement”);

(d)           each such proposed additional Originator has delivered to Buyer and Administrative Agent each of the applicable documents with respect to such Originator described in Section 6.01 of the Loan and Security Agreement;

(e)           the Purchase and Sale Termination Date shall not have occurred;

(f)            no Initial Servicer Replacement Event, Event of Default, Amortization Event or Unmatured Event of Default shall have occurred and be continuing; and

(g)           each such proposed additional Originator is organized under the laws of (i) the United States or any state of subdivision thereof or (ii) after such time as the Administrative Agent has satisfactorily completed tax and legal analysis of the implications of the joinder of any Canadian Originators, United States or any state of subdivision thereof.

SECTION 9.02.          Removal of Originators. If in connection with a Business Unit Sale, Parent (or another Exela Party) enters into definitive agreements to sell the Capital Stock of any Originator (a “Terminating Originator”) or all or substantially all of such Terminating Originator’s assets to a Person that is not Exela or an Affiliate of Exela then such Terminating Originator may terminate its obligation to sell and assign Receivables and Related Assets to Buyer hereunder so long as each of the following conditions is satisfied:

(a)            Buyer and the Administrative Agent, shall have received prior written notice from Exela or such Terminating Originator specifying the effective date for such termination which shall not be sooner than five (5) days after Buyer and the Administrative Agent receives such notice;

(b)            immediately after giving effect to such termination, no Borrowing Base Deficit shall exist (and the Servicer shall have delivered an Interim Report setting forth the calculations evidencing satisfaction of this condition precedent);

(c)            both immediately before and after giving effect to such termination, no Purchase and Sale Termination Event, Initial Servicer Replacement Event, Amortization Event, Event of Default or Unmatured Event of Default shall have occurred and be continuing or shall reasonably be expected occur (unless such sale of the Terminating Originator or its assets shall cure such event) and such Terminating Originator shall be deemed to have represented and warranted as to such on and as of the Termination Effective Date (such representation and warranty to survive such Terminating Originator’s termination as a party hereto) and, in connection therewith, Liquidity and the Borrowing Base shall be reported on a pro forma basis; and

(d)            any existing Pool Receivables originated by such Terminating Originator are repurchased by such Terminating Originator pursuant to an agreement acceptable to the Administrative Agent;

(e)            such Terminating Originator is not obligated to perform any transitional services with respect to any Receivable or Contract other than those Receivables being repurchased pursuant to clause (d) hereof or any Transaction Document other than those Transaction Documents such Terminating Originator is simultaneously terminating its obligations under; and

(f)            the Parent (or another Exela Party) has entered into definitive agreements to sell the Capital Stock of such Terminating Originator or all or substantially all of such Terminating Originator’s assets to a Person that is not Exela or an Affiliate of Exela.

Any termination by an Originator pursuant to this Section 9.02 shall become effective on the later to occur of (x) the first Business Day that follows the day on which the requirements of foregoing clauses (a) through (c) shall have been satisfied or (y) the date specified in the notice referred to in the foregoing clause (a) (the “Termination Effective Date”). Any termination by an Originator pursuant to this Section 9.02 shall terminate such Originator’s right and obligation to sell or contribute Receivables and Related Assets to Buyer and Buyer’s agreement, with respect to such Originator, to purchase or accept contributions of such Receivables and Related Assets; provided, however, that such termination shall not relieve such Originator of any of its other obligations, to the extent such obligations relate to Receivables (and Related Assets with respect thereto) originated by such Originator prior to the Termination Effective Date and not repurchased pursuant to this Section 9.02.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

EXELA TECHNOLOGIES, INC.,

as Initial Servicer

By:	/s/ Shrikant Sortur
Name:	Shrikant Sortur
Title:	Chief Financial Officer

EXELA RECEIVABLES 3 HOLDCO, LLC,

as Buyer

By:	/s/ Shrikant Sortur
Name:	Shrikant Sortur
Title:	Chief Financial Officer

BANCTEC, INC.,
ECONOMIC RESEARCH SERVICES, INC.
EXELA ENTERPRISE SOLUTIONS, INC.,
HOV ENTERPRISE SERVICES, INC.,
HOV SERVICES, INC.,
HOV SERVICES, LLC,
J & B SOFTWARE, INC.,
REGULUS GROUP LLC,
REGULUS GROUP II LLC,
REGULUS INTEGRATED SOLUTIONS LLC,
SOURCECORP BPS INC.,

SOURCECORP MANAGEMENT, INC.,

SOURCEHOV HEALTHCARE, INC.
UNITED INFORMATION SERVICES, INC.,
each as an Originator

By:	/s/ Shrikant Sortur
Name:	Shrikant Sortur
Title:	Chief Financial Officer

[Signature Page to First Tier Purchase and Sale Agreement (Receivables)]

NOVITEX GOVERNMENT SOLUTIONS, LLC,

as an Originator

By:	/s/ Parrie Ahammer
Name:	Parrie Ahammer
Title:	Manager

[Signature Page to First Tier Purchase and Sale Agreement (Receivables)]

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been redacted.

ANNEX 1

UCC DETAILS SCHEDULE

[***]

ANNEX 2

NOTICE INFORMATION

If to an Originator or Buyer, to the following:

300 First Stamford Place, Second Floor West

Stamford, CT 06902

Attention: Secretary

Email: legalnotices@exelatech.com

Telephone: 203-487-5345

With a copy to Administrative Agent at its address set forth in the Loan and Security Agreement.

With a copy to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Attn: Brian Kim

Tel: 373-3780

Email: bkim@paulweiss.com

EXHIBIT 9

FORM OF JOINDER AGREEMENT

JOINDER AGREEMENT

THIS JOINDER AGREEMENT is executed and delivered by ____________________, a ____________________ (“New Originator”), in favor of EXELA RECEIVABLES 3 HOLDCO, LLC, a Delaware limited liability company (“Buyer”), with respect to that certain First Tier Receivables Purchase and Sale Agreement, dated as of December 17, 2020, by and among the various originators from time to time party thereto, the Initial Servicer and Buyer (as amended, restated, supplemented and otherwise modified from time to time, the “Purchase and Sale Agreement”). Capitalized terms used and not otherwise defined are used with the meanings attributed thereto in the Purchase and Sale Agreement (including those incorporated by reference therein).

Subject to receipt of counterparts hereof signed by the signatories below, by its signature below, New Originator hereby absolutely and unconditionally agrees to become a party to the Purchase and Sale Agreement as an Originator thereunder and to be bound by all of the provisions thereof, and hereby makes as to itself, as of the date hereof, each of the representations and warranties in Article IV of the Purchase and Sale Agreement.

Attached hereto are amended and restated versions of Annexes 1 and 2 to the Purchase and Sale Agreement incorporating relevant information with respect to New Originator. After giving effect to the amendments and restatements embodied therein, each of the representations and warranties contained in Sections 4.01 and 4.02 of the Purchase and Sale Agreement will be true and correct as to New Originator.

The provisions of Article VIII of the Purchase and Sale Agreement are incorporated in this Joinder Agreement by this reference with the same force and effect as if set forth in full herein except that references in such Article VIII to “this Agreement” shall be deemed to refer to “this Joinder Agreement and to the Purchase and Sale Agreement as modified by this Joinder Agreement.”

Delivered herewith are each of the documents, certificates and opinions required to be delivered by New Originator pursuant to Section 9.01 of the Purchase and Sale Agreement.

Please acknowledge your consent to New Originator’s joinder to the Purchase and Sale Agreement by signing the enclosed copy hereof in the appropriate space provided below.

[signature pages follow]

IN WITNESS WHEREOF, New Originator has executed this Joinder Agreement as of the _____ day of ____________________.

[NEW ORIGINATOR]

By:
Name:
Title:

Each of the undersigned hereby consents
to New Originator’s joinder to the Sale Agreement:

ALTER DOMUS (US) LLC,
as Administrative Agent, on behalf of itself and at the direction of the Required Lenders

By:
Name:
Title:

EXELA RECEIVABLES 3 HOLDCO LLC,
as Buyer

By:
Name:
Title:

EXELA TECHNOLOGIES, INC.,
as Initial Servicer

By:
Name:
Title:

EXELA TECHNOLOGIES, INC.,
as Performance Guarantor

By:
Name:
Title: